LOWER COLORADO RIVER AUTHORITY EXPANDS ITS COMMUNICATION CAPABILITIES WITH NEW 900 MHz PRIVATE WIRELESS NETWORK FROM ANTERIX

Texas Entity Becomes First Non-Investor Owned Utility to Build a 900 MHz Broadband Network

WOODLAND PARK, NJ & AUSTIN, TX, April 24, 2023 — Anterix (NASDAQ: ATEX) and the Lower Colorado River Authority today announced that the parties have entered into an agreement under which LCRA will purchase 900 MHz broadband licenses from Anterix necessary to deploy a wireless broadband system. The agreement covers 68 counties and more than 30 cities in LCRA’s wholesale electric, transmission and water service areas.

LCRA is the first non-investor owned utility to pursue 900 MHz private long-term evolution, or LTE. LCRA currently owns and operates a trunked 900 MHz narrowband radio system, which it uses to meet its communication needs throughout its service territory and shares with a wide range of customers. The new licenses will enable LCRA to move from narrowband to next generation broadband and provide mission-critical data and voice services within LCRA and to more than 100 external customers such as electric cooperatives, schools and transit authorities across more than 73,000 square miles.

Created by the Texas legislature in 1934, LCRA manages the lower 600 miles of the Colorado River, which provides water to more than 1.4 million people, and is one of the largest public power providers in Texas, supplying power to more than 30 retail electric cooperatives and municipalities. It also owns and operates more than 5,400 miles of transmission lines and owns or operates more than 40 parks.

“This will help us take our wireless communications system to the next level,” said Ken Price, LCRA’s chief operating officer. “The network will provide a host of upgrades that will benefit LCRA and our customers by significantly improving data transmission, overall communication capabilities and resilience.”

The agreement marks the first private wireless broadband network in Texas built for critical infrastructure, schools and public transit.

“LCRA is an exciting and unique customer for Anterix,” said Rob Schwartz, Anterix’s president & chief executive officer. “Not only does this agreement clear another ‘complex system,’ but it also adds a new type of customer to our nationwide network of utility networks, as LCRA is a public power generation and transmission utility that is also a water management utility. This agreement highlights the benefits of private LTE beyond the investor-owned electric utility space that has thus far been the major focus of Anterix’s efforts. We look forward to working with LCRA and other Texas utilities to support energy resilience and reliability in the ERCOT region.”

For further information about the Anterix-LCRA agreement, see the LCRA fact sheet in the investor information section of Anterix’s website.

About Anterix

At Anterix, we are focused on delivering transformative private broadband that enables the modernization of critical infrastructure for the energy, transportation, logistics and other sectors of our economy. As the largest holder of licensed spectrum in the 900 MHz band (896-901/935-940 MHz) throughout the contiguous United States, plus Hawaii, Alaska, and Puerto Rico, we are uniquely positioned to enable the private LTE solutions that support secure, sustainable, resilient and customer-controlled operations. www.anterix.com

About LCRA

The Lower Colorado River Authority serves customers and communities throughout Texas by managing the lower Colorado River; generating and transmitting electric power; providing a clean, reliable water supply; and offering outdoor adventures at more than 40 parks along the Colorado River from the Texas Hill Country to the Gulf Coast. LCRA and its employees are committed to fulfilling our mission to enhance the quality of life of the Texans we serve through water stewardship, energy and community service. LCRA was created by the Texas Legislature in 1934 and receives no state appropriations. For more information, visit lcra.org.

Forward-Looking Statements

Certain statements contained in this press release, other than historical information, constitute forward-looking statements within the meaning of the Federal securities laws. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements include, but are not limited to, statements regarding: (i) the timing of payments under the LCRA Agreement, (ii) Anterix’s and LCRA’s ability to negotiate and enter into agreements with incumbents to clear the 900 MHz Broadband Spectrum allocation in LCRA’s service territories on a timely basis and on commercially reasonable terms; (iii) Anterix's ability to qualify for and timely secure broadband licenses in LCRA’s service territories; and (iv) Anterix's ability to satisfy the other terms of its agreement with LCRA. Any such forward-looking statements are based on the current expectations of Anterix's management and are subject to a number of risks and uncertainties that could cause Anterix's actual future results to differ materially from its management's current expectations or those implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: (i) Anterix may not be successful in commercializing its spectrum assets to its targeted utility and critical infrastructure customers on a timely basis and on favorable terms; (ii) Anterix may be unable to secure broadband licenses from the FCC on a timely and cost-effective basis; (iii) Anterix has a limited operating history with its current business plan, which makes it difficult to evaluate its prospects and future financial results and its business activities, strategic approaches and plans may not be successful; and (iv) the value of Anterix's spectrum assets may fluctuate significantly based on supply and demand, as well as technical and regulatory changes. These and other risk factors that may affect Anterix's future results of operations are identified and described in more detail in Anterix's most recent filings on Forms 10-K and 10-Q and in other filings that it makes with the SEC from time to time. These documents are available on Anterix's website at www.anterix.com under the Investor Relations section and on the SEC's website at www.sec.gov. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by applicable law, Anterix undertakes no obligation to update publicly or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Contacts

Anterix

Natasha Vecchiarelli
Vice President, Investor Relations & Corporate Communications
Anterix
973-531-4397
nvecchiarelli@anterix.com
Paul Gaige
Vice President
Hill+Knowlton Strategies
504-957-1434
Paul.Gaige@hkstrategies.com

Lower Colorado River Authority

Clara Tuma
512–578–3292
clara.tuma@lcra.org